Exhibit 4.7
EXECUTION COPY

AMENDMENT NO. 1 TO SERIES 2013-VF4 INDENTURE SUPPLEMENT
Amendment No. 1 to the Series 2013-VF4 Indenture Supplement, dated as of June 5, 2014 (this “Amendment”), among NATIONSTAR MORTGAGE ADVANCE RECEIVABLES TRUST, as issuer (the “Issuer”), THE BANK OF NEW YORK MELLON (“BNY Mellon”), as trustee (in such capacity, the “Indenture Trustee”), NATIONSTAR MORTGAGE LLC, as administrator on behalf of the Issuer (in such capacity, the “Administrator”) and as servicer under the Designated Servicing Agreements (in such capacity, the “Servicer”), and CREDIT SUISSE AG, NEW YORK BRANCH, as administrative agent (in such capacity, the “Administrative Agent”), and consented to by CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as committed purchaser of the Series 2013-VF4 Notes (in such capacity, the “Committed Purchaser”), and ALPINE SECURITIZATION CORP., as conduit purchaser of the Series 2013-VF4 Notes (in such capacity, the “Conduit Purchaser” and together with the Committed Purchaser, collectively the “Purchasers”).
RECITALS
The Issuer, the Indenture Trustee, BNY Mellon, as calculation agent (in such capacity, the “Calculation Agent”), as paying agent (in such capacity, the “Paying Agent”) and as securities intermediary (in such capacity, the “Securities Intermediary”), the Servicer, the Administrator, the Administrative Agent, Wells Fargo Securities, LLC, as administrative agent, and The Royal Bank of Scotland plc, as administrative agent, are parties to that certain Indenture, dated as of June 7, 2013 (as amended by Amendment No. 1 to Indenture, dated as of April 22, 2014, the “Existing Base Indenture”), as modified by that certain Series 2013-VF4 Indenture Supplement, dated as of June 7, 2013 (the “Existing Indenture Supplement” and together with the Existing Base Indenture, the “Existing Indenture”), among the Issuer, the Indenture Trustee, Calculation Agent, Paying Agent, Securities Intermediary, the Administrator, the Servicer and the Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Existing Indenture.
The Issuer, the Indenture Trustee, the Servicer, the Administrator, the Administrative Agent and the Purchasers have agreed, subject to the terms and conditions of this Amendment, that the Existing Indenture Supplement be amended as set forth herein.
Pursuant to Section 12.2 of the Existing Base Indenture, any Indenture Supplement may be amended, supplemented or otherwise modified with the consent of each of the Noteholders of the Notes of the related Series. Pursuant to Section 13(b) of the Existing Indenture Supplement, no supplement, amendment or indenture supplement entered into with respect to the issuance of a new Series of Notes or pursuant to the terms and provisions of Section 12.2 of the Existing Base Indenture may, without the consent of 100% of the Noteholders of the Series 2013-VF4 Notes, supplement, amend or revise any term or provision of the Existing Indenture Supplement.
Additionally, pursuant to Section 12.3 of the Existing Base Indenture, the Indenture Trustee is entitled to an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by the Existing Base Indenture and that all conditions precedent thereto have been satisfied (the “Authorization Opinion”).

As of the date hereof, there is no “Derivative Counterparty” and no “Note Rating Agency” with respect to the Series 2013-VF4 Notes.
The Purchasers hold 100% of the beneficial interests in the Series 2013-VF4 Notes and therefore are Noteholders of all of the Series 2013-VF4 Notes.
Accordingly, the Issuer, the Indenture Trustee, the Servicer, the Administrator, the Administrative Agent and the Purchasers hereby agree, in consideration of the mutual promises and mutual obligations set forth herein, that the Existing Indenture Supplement is hereby amended as follows:

SECTION 1.    Amendments. Effective as of the Amendment Effective Date (as defined below):

1.1    Section 2 of the Existing Indenture Supplement shall be amended by deleting the definitions of “Expected Repayment Date”, “Default Rate”, “Fee Letter”, “Margin”, “Maximum VFN Principal Balance”, “Note Interest Rate” and “Senior Margin” in their entirety and replacing them with the following:

“Default Rate” means, with respect to any Interest Accrual Period, for each Class of Notes, the then applicable Note Interest Rate (without regard to the proviso in the definition of “Note Interest Rate” in the Base Indenture) plus 3.00% per annum; provided, notwithstanding anything to the contrary in the definition of “Note Interest Rate” in this Indenture Supplement, if a Note Rating Reduction occurs with respect to the Series 2013-VF1 Class C-VF1 Variable Funding Notes, the Default Rate shall be the applicable Note Interest Rate (without regard to the proviso in the definition of “Note Interest Rate” in the Base Indenture) in effect prior to the occurrence of the Note Rating Reduction plus 3.00% per annum.

“Expected Repayment Date” means for each Class of the Series 2013-VF4 Notes, June 30, 2015, as such date may be extended from time to time pursuant to Section 7 hereof.

“Fee Letter” means that certain Fee Letter Agreement, dated the date hereof, among the Administrative Agent, as the sole lead arranger with respect to the Series 2013-VF4 Notes, the Administrator, the Servicer and the Issuer, as may be amended, restated, supplemented or otherwise modified from time to time.

“Margin” means, for each Class of the Series 2013-VF4 Notes, 1.75% per annum.

“Maximum VFN Principal Balance” means, for Class A-VF4, $25,000,000, or, in the case of such Class on any date, a lesser amount calculated pursuant to a written agreement between the Servicer, the Administrator and the Administrative Agent.

“Note Interest Rate” means, with respect to any Interest Accrual Period for each Class of Notes, (w) prior to the Expected Repayment Date, the sum of (A) the Cost of Funds Rate for such Interest Accrual Period plus (B) the applicable Margin; provided, (x) that if for any Interest Accrual Period, a Eurodollar Disruption Event shall have occurred, the Note Interest Rate shall be the Base Rate plus the applicable Margin or (y) from and after the

Expected Repayment Date, if the Notes of any Class have not been refinanced, the interest rate applicable to such Class pursuant to clause (x) above, plus 1.00% or (z) after the occurrence of a Note Rating Reduction for the Series 2013-VF1 Class C-VF1 Variable Funding Notes that has been in effect for 30 days or longer and for so long as such Note Rating Reduction is in effect for the Series 2013-VF1 Class C-VF1 Variable Funding Notes, the interest rate applicable to the related Class of Series 2013-VF4 Variable Funding Notes pursuant to clause (w), plus 1.25%, and, if the event described in clause (y) of this definition has occurred, plus 1.00%. For the avoidance of doubt, the “Note Interest Rate” for the Series 2013-VF4 Notes is subject to the definition of “Note Interest Rate” in the Base Indenture.
“Senior Margin” means, for each Class of the Series 2013-VF4 Notes, 1.75% per annum.

1.2    Section 2 of the Existing Indenture Supplement shall be amended by adding the following definitions in their proper alphabetical order.
“Note Rating Reduction” has the meaning given to such term in the Series 2013-VF1 Indenture Supplement.
“Series 2013-VF1 Indenture Supplement” means that certain Indenture Supplement, dated as of June 7, 2013, by and among Nationstar Mortgage LLC, as Servicer and Administrator, Nationstar Mortgage Advance Receivables Trust, as Issuer, The Bank of New York Mellon, as Indenture Trustee, Calculation Agent, Paying Agent and Securities Intermediary and Credit Suisse, as Administrative Agent.
“Series 2013-VF1 Class C-VF1 Variable Funding Notes” means Nationstar Mortgage Advance Receivables Trust 2013‑VF1 Advance Receivables Backed Notes, Series 2013‑VF1 Class C-VF1 Variable Funding Notes, issued pursuant to the Series 2013-VF1 Indenture Supplement.
“Series 2013-VF4 Variable Funding Notes” or “Series 2013-VF4 Notes” means Nationstar Mortgage Advance Receivables Trust 2013‑VF4 Advance Receivables Backed Notes, Series 2013‑VF4 Notes, issued pursuant to this Indenture Supplement.

1.3     Clause (a)(1) of Section 9 of the Existing Indenture Supplement shall be amended by deleting such clause in its entirety and replacing it as follows:
(1)    shall subject such Noteholder to any tax of any kind whatsoever with respect to its Series 2013-VF4 Note (excluding income taxes, branch profits taxes, franchise taxes or similar taxes imposed on such Noteholder as a result of any present or former connection between such Noteholder and the United States, other than any such connection arising solely from such Noteholder having executed, delivered or performed its obligations or received a payment under, or enforced, this Indenture Supplement or any U.S. federal withholding taxes imposed under Code sections 1471 through 1474 as of the Issuance Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any regulations or official interpretations thereunder and any agreements entered into under section 1471(b) of the Code) or change the basis of taxation of payments to such Noteholder in respect thereof; shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of such Noteholder which is not otherwise included in the determination of the Note Interest Rate hereunder; or

SECTION 2.    Noteholder Consent. Each of the Purchasers hereby confirms that (i) together they are sole Noteholders of all Outstanding Notes with respect to the Series 2013-VF4 Notes with the right to instruct the Indenture Trustee, (ii) it is authorized to deliver this Amendment, such power has not been granted or assigned to any other person and the Indenture Trustee may rely upon such certification, (iii) it acknowledges and agrees that the amendments effected by this Amendment shall become effective on the Amendment Effective Date and (iv) its consent to this Amendment shall constitute an “Act” by it as described in Section 1.5 of the Base Indenture.

SECTION 3.    Conditions to Effectiveness of the Amendment. This Amendment shall become effective on the date hereof (the “Amendment Effective Date”) subject to the satisfaction of the following conditions precedent:

3.1    the execution and delivery of this Amendment by all parties hereto;
3.2    the delivery of an Issuer Tax Opinion with respect to this Amendment;
3.3    the delivery to the Administrative Agent and the Purchasers of an opinion of counsel addressing security interest matters with respect to the Receivables, including continuation of perfection and priority of such security interest; and
3.4    the delivery of the Authorization Opinion.

SECTION 4.    Representations and Warranties.  The Issuer hereby represents and warrants to the Indenture Trustee, the Administrative Agent and the Purchasers that it is in compliance with all the terms and provisions set forth in the Existing Indenture on its part to be observed or performed, and that no Event of Default has occurred or is continuing, and hereby confirms and reaffirms the representations and warranties contained in Section 9.1 of the Existing Base Indenture.

SECTION 5.    Limited Effect. Except as expressly amended and modified by this Amendment, the Existing Indenture shall continue to be, and shall remain, in full force and effect in accordance with its terms and the execution of this Amendment.

SECTION 6.    Severability. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

SECTION 7.    Counterparts. This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

SECTION 8.    GOVERNING LAW. THIS AMENDMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO OR IN CONNECTION WITH THIS AMENDMENT, THE RELATIONSHIP OF THE PARTIES HERETO, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HERETO WILL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CONFLICT OF LAW PRINCIPLES THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK

GENERAL OBLIGATIONS LAW) AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the date first above written.
NATIONSTAR MORTGAGE ADVANCE RECEIVABLES TRUST, as Issuer
By: Wilmington Trust, National Association, not in its individual capacity but solely as Owner Trustee
By: /s/ Erwin M. Soriano Name: Erwin M. Soriano Title: Vice President

THE BANK OF NEW YORK MELLON, as Indenture Trustee and not in its individual capacity
By: /s/ Glenn E. Mitchell Name: Glenn E. Mitchell Title: Vice President

NATIONSTAR MORTGAGE LLC, as Administrator and as Servicer
By: /s/ Ellen Coleman Name: Ellen Coleman Title: EVP

CREDIT SUISSE AG, NEW YORK BRANCH, as Administrative Agent
By: /s/ Oliver Nisenson Name: Oliver Nisenson Title: Director
By: /s/ Jason Muncy Name: Jason Muncy Title: Director

Consented to by:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Committed Purchaser of the Series 2013-VF4 Notes
By: /s/ Oliver Nisenson Name: Oliver Nisenson Title: Authorized Signatory
By: /s/ Jason Muncy Name: Jason Muncy Title: Authorized Signatory

Consented to by:

ALPINE SECURITIZATION CORP., as Conduit Purchaser of the Series 2013-VF4 Notes

By: CREDIT SUISSE AG, NEW YORK
BRANCH, as its attorney-in-fact
By: /s/ Oliver Nisenson Name: Oliver Nisenson Title: Director
By: /s/ Jason Muncy Name: Oliver Nisenson Title: Director